SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K / A

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of earliest event reported)______January 7, 2004_____________

_____Corning Natural Gas Corporation______________________________________________

(Exact name of registrant as specified in its charter)
_____New York_____________________0-643_______________16-0397420______________
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

_____330 W William Street, PO Box 58, Corning, NY 14830_____________________________

(Address of principal executive offices)

_____(607) 936-3755____________________________________________________________

(Registrants telephone number, including area code)

_____________________________________________________________________________

(Former name or former address, if changed since last report)

This filing revises certain disclosures in the January 9, 2004 filing, and supercedes that report, as well as include the independent accountants response.

Item 4. Changes in Registrants Certified Accountant.

Deloitte & Touche LLP ("D&T") was notified on January 8, 2004 that it was dismissed as the Companys independent accountant effective January 7, 2004. D&Ts report on the Companys financial statements for each of the last two years did not contain an adverse opinion, or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.

The decision to dismiss D&T was approved by the Audit Committee of the Board of Directors.

During the Companys two most recent fiscal years and subsequent interim period preceding the dismissal of D&T, there were no disagreements between the Company and D&T on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of the former accountant, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report.

In connection with the audit for the Companys most recent fiscal year, D&T did advise the Company of two reportable conditions in the Companys internal controls. Those specific items involved user access to the computer operating system, which could possibly result in manipulation of computer data. The Company was also advised that a formal process is not in place for reviewing compliance of its financial statements with generally accepted accounting principles. These matters are now being reviewed for modification if necessary.

Other than that discussed in the preceding paragraph, there were no reportable events as defined under Regulation S-K, Item 304 (a) (1) (v).

Item 7. Financial Statements, Pro forma Financial Information and Exhibits.

    Financial Statements of Businesses Acquired.

    Not Applicable.

    Pro forma Financial Information.

    Not Applicable.

    Exhibits.

16.1 Letter Regarding Change in Certifying Accountant From Deloitte & Touche LLP to the United States Securities and Exchange Commission.

SIGNATURES:

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CORNING NATURAL GAS CORPORATION
---------------------------------------------------------
(Registrant)
Date: January 20, 2004	/s/ Kenneth J. Robinson
Kenneth J. Robinson, Executive Vice President

Date: January 20, 2004	/s/ Thomas K. Barry
Thomas K. Barry, Chairman of the Board,
President and Chief Executive Officer

Exhibit Index

Exhibit No. Description

16.1	Letter Regarding Change in Certifying Accountant From Deloitte &
Touche LLP to the United States Securities and Exchange Commission.